Exhibit (a)(1)(i)

Offer to Purchase for Cash

Up to 46,000,000 Units

in

AllianceBernstein Holding L.P.

at

$38.50 per Unit

(For an Aggregate Purchase Price of Up to approximately $1.8 billion)

by

Equitable Holdings, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 24, 2025 UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).

Equitable Holdings, Inc., a Delaware corporation (“Equitable,” “we,” or “us”), is offering to purchase up to 46,000,000 units representing assignments of beneficial ownership of limited partnership interests (“Units”) in AllianceBernstein Holding L.P., a Delaware limited partnership (“AB Holding”), at a price of $38.50 per Unit (the “Purchase Price”), net to the seller in cash, for an aggregate Purchase Price of up to approximately $1.8 billion, less any applicable tax withholding, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together, as each may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to “Units” shall refer to the units representing assignments of beneficial ownership of limited partnership interests in AB Holding, all references to “unitholders” shall refer to beneficial owners of the Units and all references to “Units properly tendered” shall refer to Units properly tendered and not properly withdrawn in the Offer.

If more than 46,000,000 Units are properly tendered, upon the terms and subject to the conditions of the Offer, we will purchase an aggregate of 46,000,000 Units from the tendering unitholders on a pro rata basis (with adjustments to avoid purchases of fractional units) based upon the number of Units properly tendered by each tendering unitholder as of the Expiration Time. Units properly tendered but not purchased pursuant to the Offer will be returned to the tendering unitholders at our expense promptly after the Expiration Time. See Section 3 - “Procedures for Tendering Units.” We reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of Units sought in the Offer, subject to applicable law.

The Offer is not conditioned upon the receipt of financing or any minimum number of Units being tendered. The Offer is, however, subject to certain other customary terms and conditions. See Section 6 - “Conditions of the Offer.”

The Units are listed on the New York Stock Exchange (“NYSE”) under the symbol “AB.” On February 21, 2025, the last full trading day before we commenced the Offer, the reported closing price of the Units on the NYSE was $35.73 per Unit. Unitholders are urged to obtain current market quotations for the Units before deciding whether to tender their Units. See Section 7 - “Price Range of the Units; Distributions.”

We are not making, and none of Barclays Capital Inc., the Dealer Manager for the Offer (the “Dealer Manager”), D.F. King & Co., Inc., the Information Agent for the Offer (the “Information Agent”), or

Computershare Trust Company, N.A., the Depositary and Paying Agent for the Offer (the “Depositary and Paying Agent”), is making, any recommendation to you as to whether to tender or refrain from tendering your Units in the Offer. None of the foregoing has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your Units in the Offer and, if so, how many Units to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal in their entirety, including the purpose and effect of the Offer. We recommend that you consult your own financial and tax advisors before taking any action with respect to the Offer. See Section 2 - “Purpose of the Offer; Certain Effects of the Offer; Other Plans.”

Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials may be directed to the Information Agent.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this Offer, passed upon the merits or fairness of such Offer, or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is

Barclays

Offer to Purchase dated February 24, 2025

IMPORTANT

If you desire to tender all or any portion of your Units, you must complete all related requirements before the Offer expires at 5:00 p.m., New York City time, on March 24, 2025 (unless the Offer is extended). To tender your Units:

(1)

If your Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. You should be aware that a broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, if you desire to participate in the Offer, you should contact the nominee as soon as possible in order to determine the times by which you must take action in order to participate in the Offer.

(2)

If you hold Unit certificates registered in your own name, complete and sign the Letter of Transmittal in accordance with its instructions, and mail or deliver it, together with any required signature guarantee (if Instruction 1 to the Letter of Transmittal so requires), any Unit certificates and any other required documents, to the Depositary and Paying Agent at one of its addresses set forth on the Letter of Transmittal.

(3)

If you are an institution participating in the book-entry transfer facility (as defined below), tender the Units in accordance with the procedure for book-entry transfer set forth in Section 3 - “Procedures for Tendering Units.”

(4)

If you hold Units granted pursuant to one of AB Holding’s long-term incentive compensation plans (the “AB Holding Unit Awards”), you may only tender unrestricted Units that have vested and become transferrable prior to the Expiration Time.

If you desire to tender Units and your Unit certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary and Paying Agent prior to the Expiration Time, your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3 - “Procedures for Tendering Units.”

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Units pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to the holders of Units residing in that jurisdiction. In making the Offer, we will comply with the requirements of Rule 14d-10 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent or, if you hold your Units registered in the name of a nominee, your broker, dealer, commercial bank, trust company or other nominee. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials may be directed to the Information Agent.

Unitholders wishing to tender all or any portion of their Units pursuant to the Offer must comply in all respects with the procedures described herein and in the Letter of Transmittal. If you do not wish to tender your Units, you need not take any action. We may reject any tender not fully in compliance with the procedures for tendering Units set forth herein. See Section 3 - “Procedures for Tendering Units” and the Instructions to the Letter of Transmittal.

We have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”) under the Exchange Act relating to the Offer.

i

We are not making, and none of the Dealer Manager, the Information Agent or the Depositary and Paying Agent is making, any recommendation to you as to whether to tender or refrain from tendering your Units in the Offer. None of the foregoing has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your Units in the Offer and, if so, how many Units to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal in their entirety, including the purpose and effect of the Offer. We recommend that you consult your own financial and tax advisors before taking any action with respect to the Offer. See Section 2 - “Purpose of the Offer; Certain Effects of the Offer; Other Plans.”

We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. You should not rely upon any recommendation, or any such information or representation, as having been authorized by us, the Dealer Manager, the Information Agent or the Depositary and the Paying Agent.

The statements made in this Offer to Purchase are made as of the date on the cover page. The delivery of this Offer to Purchase and the related Letter of Transmittal shall not under any circumstance create any implication that the information contained herein is correct as of a later date or that there has not been any change in such information or in the affairs of us or AB Holding since such dates.

ii

iii

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion when helpful.

Securities Sought:	Up to 46,000,000 units (the “Units”) representing assignments of beneficial ownership of limited partnership interests in AllianceBernstein Holding L.P., a Delaware limited partnership (“AB Holding”)
Price Offered per Unit:	$38.50 per Unit, in cash, less any applicable tax withholding
Aggregate Purchase Price:	Up to approximately $1.8 billion
Scheduled Expiration Time:	at 5:00 p.m., New York City time on March 24, 2025 unless the Offer is extended (the “Expiration Time”)
Purchaser:	Equitable Holdings, Inc., a Delaware corporation

Who is offering to purchase the Units?

This Offer is being made by Equitable Holdings, Inc., a Delaware corporation (“Equitable,” “we,” or “us”).

AllianceBernstein Corporation, a Delaware corporation and our indirect wholly-owned subsidiary, is the general partner (the “General Partner”) of both AB Holding and AllianceBernstein L.P., a Delaware limited partnership and the operating partnership of AB Holding (“AB”). The General Partner owns 0.1% of the general partnership units in AB Holding and a 1.0% general partnership interest in AB. The General Partner has the authority to manage and control AB Holding and AB, and, accordingly, AB is consolidated in our financial statements.

As of the date of this Offer to Purchase, we do not beneficially own any of the issued and outstanding Units. However, including both the general partnership interests in AB and AB Holding and our units of limited partnership interests in AB, we own, directly and through our subsidiaries, an approximate 61.9% interest in AB as of the date of this Offer to Purchase. The diagram below shows the approximate condensed ownership structure of AB Holding and AB as of the date of this Offer to Purchase.

As of December 31, 2024, there were 110,430,329 Units issued and outstanding. Assuming the maximum number of 46,000,000 Units are properly tendered and are purchased by us in the Offer, upon completion of the

Offer we will beneficially own approximately 41.7% of the outstanding Units and will have an approximate 77.5% economic interest in AB.

See Section 9 - “Certain Information About AB Holding” and Section 10 - “Relationships, Agreements and Transactions with AB Holding” and Section 15 - “Certain Information Concerning Equitable.”

Is Equitable affiliated with the General Partner?

Yes. As discussed in the prior answer, the General Partner is our indirect wholly-owned subsidiary with exclusive authority to manage and operate AB Holding and AB.

The board of directors of the General Partner also acts as the board of directors (in each case, the “board”) for each of AB Holding and AB. Both Partnership Agreements provide that unitholders of AB Holding and AB do not have any right to vote for directors of the General Partner and that unitholders only can vote on certain extraordinary matters. Since the directors of the General Partner also act as the directors of AB Holding, unitholders have no right to vote for the directors of AB Holding.

As a result of our ownership of the General Partner and our ownership of a majority of the units of limited partnership interest in AB, we control AB Holding and AB and own a majority of the economic interest in AB.

What is Equitable offering to purchase?

We are offering to purchase up to 46,000,000 Units. See Section 1 - “Terms of the Offer.”

Under the terms of the Offer, we are not offering to purchase all of the outstanding Units. Rather, subject to the satisfaction or waiver of the terms and conditions of the Offer, we will purchase, and therefore only be liable with respect to, any Units properly tendered pursuant to this Offer up to a maximum of 46,000,000 Units. We may increase the number of Units accepted for payment in the Offer by no more than 2% of the outstanding Units without extending the Offer.

What will be the Purchase Price for the Units and what will be the form of payment?

The Purchase Price in the Offer (the “Purchase Price”) will be $38.50 per Unit. If we purchase your Units in the Offer, we will pay you the Purchase Price in cash, less any applicable tax withholding, promptly after the Expiration Time. Under no circumstances will we pay interest on the Purchase Price. See “Introduction” and Section 1  - “Terms of the Offer.”

Unitholders are urged to obtain current market quotations for the Units before deciding whether to tender their Units. See Section 7 - “Price Range of the Units; Distributions.”

How was the Purchase Price determined?

We determined the Purchase Price based on discussions among our investment team and our professional advisors.

We are not making, and none of the Dealer Manager, the Information Agent or the Depositary and Paying Agent is making, any representation regarding the fair value of the Units. The actual value and trading price of the Units on the NYSE may be lower or higher than the Purchase Price. Unitholders are urged to obtain current market quotations for the Units before deciding whether to tender their Units.

What is the recent market price of the Units?

On February 21, 2025, the last full trading day before we commenced the Offer, the reported closing price of the Units listed on the NYSE was $35.73 per Unit. Unitholders are urged to obtain current market quotations for the Units before deciding whether to tender their Units. See Section 7 - “Price Range of the Units; Distributions.”

How many Units will we purchase in the Offer?

Upon the terms and subject to the conditions of the Offer, we will purchase any Units properly tendered, up to a maximum of 46,000,000 Units. We may increase the number of Units accepted for payment in the Offer by no more than 2% of the outstanding Units without extending the Offer. If fewer than 46,000,000 Units are properly tendered, we will purchase all Units that are properly tendered. The Offer is not conditioned on there being a minimum number of Units properly tendered.

What happens if unitholders tender more Units than we are willing to buy?

If more than 46,000,000 Units are properly tendered, upon the terms and subject to the conditions the Offer, we will purchase an aggregate of 46,000,000 Units from the tendering unitholders on a pro rata basis based upon the number of Units properly tendered by each tendering unitholder as of the Expiration Time (with adjustments to avoid purchases of fractional Units). This means that we will purchase from you a number of Units calculated by multiplying the number of Units you properly tendered by a proration factor. The proration factor will equal 46,000,000 divided by the total number of Units properly tendered. For example, if a total of 92,000,000 Units are tendered, we will purchase 50% of the number of Units that you tender.

If proration of tendered Units is required, because of the difficulty of determining the precise number of Units properly tendered, we expect that we will not be able to announce the final results of any proration or commence payment for any Units purchased pursuant to the Offer until at least two business days after the Expiration Time.

Does Equitable recommend that unitholders tender?

We are not making, and none of the Dealer Manager, the Information Agent or the Depositary and Paying Agent is making, any recommendation to you as to whether you should tender or refrain from tendering your Units. None of the foregoing has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your Units and, if so, how many Units to tender. In doing so, you should consult your own financial and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal.

How will we pay for the Units?

Assuming the maximum number of 46,000,000 Units are properly tendered in the Offer, the aggregate Purchase Price for the 46,000,000 Units to be purchased by us, and which will be paid for by us, will be approximately $1.8 billion. We anticipate that we will pay for such Units tendered from our available cash and cash equivalents and committed debt financing pursuant to a term loan in an aggregate amount equal to $500 million. For additional detail, see Section 8 - “Source and Amount of Funds.”

Consummation of the Offer is not subject to any financing condition, but is subject to certain other conditions. See Section 6 - “Conditions of the Offer.”

How long do unitholders have to tender their Units?

You may tender your Units until the Offer expires. The Offer will expire on March 24, 2025, at 5:00 p.m., New York City time, unless we extend it. See Section 1 - “Terms of the Offer.”

If a broker, dealer, commercial bank, trust company or other nominee holds your Units, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.

If you desire to tender Units in the Offer and your Unit certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary and Paying Agent prior to the Expiration Time, your tender may be effected by following the procedure for guaranteed delivery set forth in Section 3 - “Procedures for Tendering Units.”

Can the Offer be extended, amended or terminated?

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 14 - “Extension of the Offer; Termination; Amendment.” We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Units that have been tendered until expiration of the Offer. We can amend the Offer in our sole discretion at any time prior to the Expiration Time. We can also terminate the Offer if the conditions set forth in Section 6 - “Conditions of the Offer” are not met. See Section 6 - “Conditions of the Offer” and Section 14 - “Extension of the Offer; Termination; Amendment.”

How will unitholders be notified if Equitable extends the Offer or amends the terms of the Offer?

If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14 - “Extension of the Offer; Termination; Amendment.”

What is the purpose of the Offer?

The purpose of the Offer is for us to increase our interest in AB through the acquisition of Units and to provide unitholders with liquidity.

As of the date of this Offer to Purchase, we and our subsidiaries had an approximate 61.9% interest in AB through our ownership of both general partnership interests in AB Holding and AB and units of limited partnership interests in AB. Assuming the maximum number of 46,000,000 Units are properly tendered and are purchased by us in the Offer, we will beneficially own approximately 41.7% of the outstanding Units and will have an approximate 77.5% economic interest in AB.

The Offer provides unitholders with an opportunity to realize a return on all or a portion of their investment in AB Holding at a premium to the market prices at which the Units were trading prior to the commencement of the Offer, should they desire liquidity, in quantities that might not otherwise be available in the market.

The Offer also provides such unitholders with an efficient way to sell their Units without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold Units registered in their names and tender their Units directly to the Depositary and Paying Agent and whose Units are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might be payable on sales of their Units. See Section 1 - “Terms of the Offer.”

Does Equitable’s interest in the Offer differ from those of unitholders?

Our financial and strategic interests in the Offer may differ from those of unitholders being asked to tender their Units.

If some or all of your Units are purchased pursuant to the Offer, you will have a reduced or no continuing interest in AB Holding and will not have the opportunity to participate in the future earnings or growth, if any, of AB Holding with respect to the Units so tendered, or bear the burden and risks of any decrease in value of AB Holding with respect to such Units. Specifically, we and our affiliates and AB Holding and AB, through their General Partner (our affiliate) consider from time to time, and currently are considering, potential transactions available to AB Holding, AB and their respective subsidiaries, which may include the acquisition of additional entities, assets or businesses or the development of new products or product lines. If some or all of your Units are purchased pursuant to the Offer, you will not, to the extent of your Units so purchased, have the opportunity to benefit from, or participate in any increase in the value of AB Holding resulting from, any potential transaction involving AB Holding, including any sale of AB Holding or any of its subsidiaries, either to us or our affiliates or to one or more unaffiliated third parties. On the other hand, we will benefit from any future increase in the value of AB Holding. We will also bear the burden and risks of any future decrease in the value of AB Holding.

In addition, the General Partner of AB Holding is, and following the Offer, will continue to be, our wholly-owned subsidiary. The General Partner, as general partner of both AB Holding and AB, has the authority to manage and control AB Holding and AB. In light of this conflict of interest, the General Partner will not make any recommendation as to whether you should tender or refrain from tendering your Units or how many Units to tender. See Section 2 - “Purpose of the Offer; Certain Effects of the Offer; Other Plans” and Section 10 - “Relationships, Agreements and Transactions with AB Holding.”

Following the Offer, will AB Holding continue as a public company?

Yes. Completion of the Offer in accordance with its terms and conditions is not expected to cause AB Holding to stop being listed on the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act. See Section 11 “Effects of the Offer on the Market for Units; Registration under the Exchange Act.”

What are the significant conditions to the Offer?

Our obligations to accept and pay for your tendered Units depends upon a number of conditions that must be satisfied or waived by us prior to the Expiration Time, including, but not limited to:

•

No general suspension of trading in securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred.

•

No limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred.

•

No commencement or material acceleration, escalation or worsening of war, armed hostilities, a national or international calamity, a nuclear, chemical, biological or cyber incident or attack or any other event with a similar impact, including, but not limited to, an act of terrorism or any pandemic or outbreak of contagious disease, which in our reasonable judgment is or may be materially adverse to us, our affiliates or AB Holding or any of its subsidiaries, shall have occurred.

•

No changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect AB Holding’s business or the trading in the Units shall have occurred.

•

No decline shall have occurred in the market price for the Units or in the Dow Jones Industrial Average, Nasdaq Composite Index, Standard and Poor’s 500 Composite Index or the Standard and Poor’s 500 Financials Index by more than 10% from the close of trading on February 21, 2025, as measured based solely on the reported closing price for any particular trading day.

•	No material adverse change in AB Holding’s business, condition (financial or otherwise), properties, assets, income, operations, licenses or prospects shall have occurred.

•

Any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has been obtained on terms satisfactory to us in our reasonable discretion.

•

No legal action shall have been instituted, threatened in writing, or been pending that challenges the Offer or seeks to impose limitations on our ability (or any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the Units.

•

No one shall have proposed, announced or made a tender or exchange offer (other than this Offer), merger, acquisition, business combination or other similar transaction involving AB Holding or any of its subsidiaries.

•	The consummation of the Offer and the purchase of the Units pursuant to the Offer will not cause the Units to be (i) delisted from the NYSE or (ii) eligible for deregistration under the Exchange Act.

The Offer is subject to a number of other conditions described in greater detail in Section 6 - “Conditions of the Offer.” Each of these conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time.

How do unitholders tender their Units?

If you want to tender all or any portion of your Units, you must complete all related requirements prior to the Expiration Time. To tender your Units:

•

If your Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your Units for you. You should be aware that a broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer.

•

If you hold Unit certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the Unit certificates and any other documents required by the Letter of Transmittal, to the Depositary and Paying Agent.

•

If you are an institution participating in the book-entry transfer facility, you must tender your Units according to the procedure for book-entry transfer described in Section 3 - “Procedures for Tendering Units.”

•

If you are unable to deliver the Unit certificates or the other required documents to the Depositary and Paying Agent or you cannot comply with the procedure for book-entry transfer within the required time, you must timely comply with the guaranteed delivery procedure outlined in Section 3 - “Procedures for Tendering Units.”

•	If you hold AB Holding Unit Awards, you may only tender such unrestricted Units that have vested and become transferrable prior to the Expiration Time.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 - “Procedures for Tendering Units” and the Instructions to the Letter of Transmittal.

Once unitholders have tendered Units in the Offer, can unitholders withdraw their tender?

Yes. You may withdraw any Units you have tendered at any time before 5:00 p.m., New York City time, on March 24, 2025, or any later Expiration Time, if we extend the Offer. If after 5:00 p.m., New York City time, on

April 25, 2025, we have not accepted for payment the Units you have tendered to us, you may also withdraw your Units at any time thereafter. See Section 4 - “Withdrawal Rights.”

How do unitholders properly withdraw Units previously tendered?

To properly withdraw Units, you must deliver a written notice of withdrawal with the required information to the Depositary and Paying Agent while you still have the right to withdraw the Units. Your notice of withdrawal must specify your name, the number of Units to be withdrawn and the name of the registered holder of these Units. Some additional requirements apply if the certificates to be withdrawn have been delivered to the Depositary and Paying Agent or if your Units have been tendered under the procedure for book-entry transfer set forth in Section 3 - “Procedures for Tendering Units.” See Section 4 - “Withdrawal Rights.” If you have tendered your Units by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Units.

If unitholders decide not to tender, how will the Offer affect their Units?

Unitholders who choose not to tender their Units will still own the same number of Units, and the terms of the Units will remain the same. The purchase of Units under the Offer will reduce the number of Units that will otherwise be traded publicly and may reduce the number of unitholders, which could result in reduced liquidity and trading volume of the Units and could result in an increase in price volatility. As a result, trading of a relatively small volume of the Units and limited liquidity after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer with an increase in price volatility. Unitholders may not be able to sell non-tendered Units in the future on the NYSE or otherwise, at a net price higher than the Purchase Price in the Offer. We can give no assurance as to the price at which a unitholder may be able to sell his or her Units in the future. See Section 2 - “Purpose of the Offer; Certain Effects of the Offer; Other Plans.”

When will you pay the Purchase Price for the Units unitholders tender?

We will pay the Purchase Price, net to the seller in cash, less any applicable tax withholding, for the Units we purchase promptly after the Expiration Time and the acceptance of the Units for payment. We will announce the preliminary results of the Offer, including preliminary information about any expected proration, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration and begin paying for tendered Units until at least two business days after the Expiration Time. The Depositary and Paying Agent will act as your agent and will transmit to you the payment for all of your Units accepted for payment. See Section 5 - “Purchase of Units and Payment of Purchase Price.”

If unitholders are holders of AB Holding Unit Awards, how do they participate in the Offer?

We are not offering to purchase AB Holding Unit Awards or any other equity awards that have not yet vested and become transferable, and tenders of such AB Holding Unit Awards will not be accepted. If you hold unrestricted Units that have vested and become transferrable prior to the Expiration Time, such unrestricted Units may be tendered in the Offer. See Section 3 - “Procedures for Tendering Units.”

Will unitholders have to pay brokerage commissions if they tender their Units?

If you are the record owner of your Units and you tender your Units directly to the Depositary and Paying Agent, you will not have to pay brokerage fees or similar expenses. If you own your Units through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your Units on your behalf, the nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3 - “Procedures for Tendering Units.”

What are the U.S. federal income tax consequences if unitholders tender their Units?

Generally, if you are a U.S. Holder (as defined in Section 13 - “Certain Material U.S. Federal Income Tax Consequences of the Offer”), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the Units you tender in the Offer. The receipt of cash for your tendered Units generally will be treated for U.S. federal income tax purposes as a sale or exchange eligible for capital gain or loss treatment. See Section 13 - “Certain Material U.S. Federal Income Tax Consequences of the Offer.” If you are a Non-U.S. Holder (as defined in Section 13 - “Certain Material U.S. Federal Income Tax Consequences of the Offer” and subject to the carveouts of that section) you generally will not be subject to United States federal income tax on gains realized on the disposition of Units pursuant to the Offer, provided that (i) the gain is not treated as effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States subject to withholding and (ii) in the case of a Non-U.S. Holder that is an individual, that the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the disposition. As discussed in more detail in Section 13 - “Certain Material U.S. Federal Income Tax Consequences of the Offer”, based on AB Holding’s organizational structure, as well as the nature of its current and expected income and assets, we believe that AB Holding is considered to be engaged in a U.S. trade or business, as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and as a result it is expected that any gain realized from the sale of Units by a Non-U.S. Holder generally would be treated as effectively connected with a U.S. trade or business and would be subject, as described in that Section 13, to U.S. federal income tax, and a potential 10% U.S. federal withholding tax may apply to the disposition of Units.

All unitholders should review the discussion in Section 3 - “Procedures for Tendering Units” and Section 13 - “Certain Material U.S. Federal Income Tax Consequences of the Offer” regarding tax issues and consult their tax advisor with respect to the tax consequences of a tender of Units in their particular circumstances.

Have any unitholders already agreed to tender their Units in the Offer or otherwise support the Offer?

No. No unitholder has entered into an agreement requiring them to tender their Units in the Offer or otherwise support the Offer.

To whom can unitholders talk if they have questions?

If you have any questions regarding the Offer, please contact the Dealer Manager at (212) 528-7581 (Collect) or (800) 438-3242 (Toll-Free) or the Information Agent at (800) 848-3402. Additional contact information for the Dealer Manager and the Information Agent is set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Certain statements in this Offer to Purchase are forward-looking in nature. Words such as “expects,” “believes,” “anticipates,” “forecasts,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Offer to Purchase or the other Offer documents delivered to you or filed by us. You should read this Offer to Purchase and the Offer documents completely and with the understanding that actual future events may be materially different from expectations. All forward-looking statements made in this Offer to Purchase and the other Offer documents are qualified by these cautionary statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

INTRODUCTION

To the unitholders of AB Holding:

We invite the unitholders of AB Holding to tender their Units, upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). We are offering to purchase up to an aggregate of 46,000,000 Units at a price of $38.50 per Unit, net to the seller in cash, for an aggregate Purchase Price of up to approximately $1.8 billion, less any applicable tax withholding. We reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of Units sought in the Offer, subject to applicable law.

The Offer will expire at 5:00 p.m., New York City time, on March 24, 2025, unless extended.

If more than 46,000,000 Units are properly tendered, upon the terms and subject to the conditions of the Offer, we will purchase an aggregate of 46,000,000 Units from the tendering unitholders on a pro rata basis based upon the number of Units properly tendered by each tendering unitholder as of the Expiration Time (with adjustments to avoid purchases of fractional units). Units properly tendered but not purchased pursuant to the Offer will be returned to the tendering unitholders at our expense promptly after the Expiration Time. See Section 3 - “Procedures for Tendering Units.”

Tendering unitholders whose Units are registered in their own names and who tender directly to the Depositary and Paying Agent for the Offer will not be obligated to pay brokerage fees or commissions on the purchase of Units by us under the Offer. If you own your Units through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your Units on your behalf, the nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. If you hold unrestricted Units that have become transferrable upon the vesting of AB Holding Unit Awards prior to the Expiration Time, such Units may be tendered in the Offer. See Section 3 – “Procedures for Tendering Units.”

The Offer is not conditioned upon the receipt of financing or upon any minimum number of Units being tendered. Our obligation to accept and pay for Units properly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 6 - “Conditions of the Offer” of this Offer to Purchase.

We are not making, and none of the Dealer Manager, the Information Agent or the Depositary and Paying Agent is making, any recommendation to you as to whether you should tender or refrain from tendering your Units. None of the foregoing has authorized any person to make any recommendation with respect to the Offer. You must make your own decision as to whether to tender your Units in the Offer and, if so, how many Units to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purpose and effect of the Offer. We recommend that you consult your own financial and tax advisors before taking any action with respect to the Offer.

As of December 31, 2024, there were 110,430,329 Units issued and outstanding. The Units are listed on the NYSE under the symbol “AB.” On February 21, 2025, the last full trading day before we commenced the Offer, the reported closing price of the Units as listed on NYSE was $35.73 per Unit. Unitholders are urged to obtain current market quotations for the Units before deciding whether to tender their Units. See Section 7 - “Price Range of the Units; Distributions.”

Section 13 - “Certain Material U.S. Federal Income Tax Consequences of the Offer” describes various United States federal income tax consequences of a sale of Units under the Offer. We will pay the fees and expenses incurred in connection with the Offer by the Depositary and Paying Agent and the Information Agent for this Offer. See Section 5 - “Purchase of Units and Payment of Purchase Price.”

This Offer to Purchase and the related Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

THE OFFER

1.	Terms of the Offer

Upon the terms and subject to the conditions of this Offer, we are offering to purchase up to 46,000,000 Units, at a price of $38.50 per Unit, net to the seller in cash, for an aggregate Purchase Price of up to approximately $1.8 billion, less any applicable tax withholding. Upon the terms and subject to the conditions of the Offer, we will purchase up to a maximum of 46,000,000 Units in the aggregate that are properly tendered prior to the Expiration Time (as hereinafter defined) and are not properly withdrawn in accordance with Section 3 - “Procedures for Tendering Units” of this Offer to Purchase.

The term “Expiration Time” means 5:00 p.m., New York City time, on March 24, 2025. We may, in our sole discretion, choose to extend the period of time during which the Offer will remain open, subject to applicable laws. In the event of an extension of the Offer, the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 - “Extension of the Offer; Termination; Amendment” for a description of our right to extend, delay, terminate or amend the Offer. We currently do not anticipate there will be a subsequent offering period.

Under the terms of the Offer, we are not offering to purchase all of the outstanding Units. Rather, subject to the satisfaction or waiver of the terms and conditions of the Offer, we will purchase, and therefore only be liable with respect to, any Units properly tendered pursuant to this Offer prior to the Expiration Time, up to a maximum of 46,000,000 Units. We may increase the number of Units accepted for payment in the Offer by no more than 2% of the outstanding Units without extending the Offer.

If more than 46,000,000 Units are properly tendered prior to the Expiration Time, upon the terms and subject to the conditions of the Offer, we will purchase an aggregate of 46,000,000 Units (or such greater amount as we may elect to purchase, subject to applicable law) from the tendering unitholders on a pro rata basis (with adjustments to avoid purchases of fractional Units). If proration of tendered Units is required, because of the difficulty of determining the precise number of Units properly tendered, we expect that we will not be able to announce the final results of any proration or commence payment for any Units purchased pursuant to the Offer until at least two business days after the Expiration Time. Preliminary results of proration will be announced by press release on the business day following the Expiration Time. Holders of Units may obtain such preliminary information from the Information Agent at its telephone number on the back cover of this Offer to Purchase. All Units not accepted for payment will be returned to the unitholder or, in the case of tendered Units delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, promptly after the Expiration Time or termination of the Offer, in each case, in accordance with the procedure described in Section 14 - “Extension of the Offer; Termination; Amendment.”

We reserve the right, in our sole discretion, to change the Purchase Price, increase or decrease the number of Units we are seeking in the Offer, extend the Offer beyond the then scheduled Expiration Time (and thereby delay acceptance for payment of and payment for any Units), and/or amend the Offer in any other respect, in each case, subject to applicable laws and regulations as described below.

If by 5:00 p.m., New York City time, on March 24, 2025 (or any date or time then set as the Expiration Time), any or all of the conditions to the Offer has or have not been satisfied or waived, we reserve the right, subject to the applicable rules and regulations of the SEC: (i) to terminate the Offer and not accept for payment or pay for any Units and return all tendered Units to tendering unitholders; (ii) to waive all the unsatisfied conditions and accept for payment and pay for all Units properly tendered prior to the Expiration Time and not thereafter properly withdrawn; (iii) to extend the Offer and, subject to the right of unitholders to withdraw Units until the Expiration Time, retain the Units that have been tendered during the period or periods for which the Offer is extended; or (iv) to amend the Offer. See Section 14 - “Extension of the Offer; Termination; Amendment.”

We will promptly furnish, at our expense, this Offer to Purchase, the related Letter of Transmittal and other relevant materials to those record holders of Units, beneficial owners, banks, brokers, dealers, trust companies and other persons who request such material from our information agent.

2.	Purpose of the Offer; Certain Effects of the Offer; Other Plans

Purpose of the Offer. The purpose of the Offer is for us to increase our interest in AB through the acquisition of Units and to provide unitholders with liquidity. We are making the Offer because we believe that the Units are an attractive long-term strategic investment. There is a limited trading market for the Units and the Offer will provide liquidity to those unitholders desiring to sell, while giving us an opportunity to invest in additional Units. As of the date of this Offer to Purchase, we and our subsidiaries had an approximate 61.9% interest in AB through our ownership of both general partnership interests in AB Holding and AB and units of limited partnership interests in AB. Assuming the maximum number of 46,000,000 Units are properly tendered and are purchased by us in the Offer, we will beneficially own approximately 41.7% of the outstanding Units and will have an approximate 77.5% economic interest in AB.

The Offer provides unitholders with an opportunity to realize a return on all or a portion of their investment in AB Holding at a premium to the market prices at which the Units were trading prior to the commencement of the Offer, should they desire liquidity, in quantities that might not otherwise be available in the market. The Offer also provides such unitholders with an efficient way to sell their Units without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold Units registered in their names and tender their Units directly to the Depositary and Paying Agent and whose Units are purchased pursuant to the Offer will avoid any applicable odd lot discounts that might be payable on sales of their Units. See Section 1 - “Terms of the Offer.”

Certain Effects of the Offer. Our financial and strategic interests in the Offer may differ from those of unitholders being asked to tender their Units. If you properly tender some or all of your Units pursuant to the Offer you will have a reduced or no continuing interest in AB Holding and will not have the opportunity to participate in the future earnings or growth, if any, of AB Holding or bear the burden and risks of any decrease in value of AB Holding. On the other hand, we will benefit from any future increase in the value of AB Holding. We will also bear the burden and risks of any future decrease in the value of AB Holding.

Unitholders who do not tender their Units pursuant to the Offer and unitholders who otherwise retain an equity interest in AB Holding as a result of a partial tender of Units or proration will continue to be owners of AB Holding. As a result, those unitholders will continue to have an interest in AB Holding’s future earnings and assets, if any, and will bear the attendant risks associated with owning AB Holding’s equity securities. These risks include risks resulting from a decrease in the public float of the Units which could result in limited liquidity and trading volume of the Units after the consummation of the Offer and could result in an increase in price volatility. Unitholders may not be able to sell non-tendered Units in the future on the NYSE or otherwise at a net price higher than the Purchase Price in the Offer. If the maximum number of Units we are seeking in the Offer is not tendered, proration will not be required, which may reduce the number of public unitholders. This reduction in public unitholders may further exacerbate these risks. We can give no assurance as to the price at which a unitholder may be able to sell his or her Units in the future.

Units acquired in the Offer will increase our interest in AB. As of the date of this Offer to Purchase, we and our subsidiaries had an approximate 61.9% interest in AB through our ownership of both general partnership interests in AB and AB Holding and units of limited partnership interests in AB. Assuming the maximum number of 46,000,000 Units are properly tendered, and are purchased by us in the Offer, we will beneficially own approximately 41.7% of the outstanding Units in AB Holding and will have an approximate 77.5% economic interest in AB.

Following consummation of the Offer, we expect the operations and affairs of AB Holding and AB to continue to be managed by the General Partner, which is our affiliate. Because the Units and the units of limited partnership interests in AB have limited voting rights, and limited rights of management, we do not expect that our purchase of Units in the Offer will have any effect on the governance or conduct of operations of AB Holding or AB.

Other Plans. We and our affiliates (including Alpha Units Holdings, Inc. and Alpha Units Holdings II, Inc., which directly own units of limited partnership interests in AB, and the General Partner) continuously evaluate our investment in AB Holding and in AB and will take such actions with respect to our investment as we deem appropriate in light of the circumstances existing from time to time.

Such actions could include additional acquisitions or dispositions of the Units, the units of limited partnership interests in AB and/or other equity, debt, notes, instruments or other securities of AB Holding, AB and/or their respective subsidiaries. Any such actions would depend on various factors including, but not limited to, the price of the Units and the units of limited partnership interests in AB, the terms and conditions of available transactions, our business and financial position, other opportunities available to us, prevailing market conditions and any required regulatory approvals. We may execute these transactions on the open market, through additional tender offers, in privately negotiated transactions, or directly from or to AB Holding, AB or their respective subsidiaries. Future acquisitions by us may be on the same terms or on terms that are more or less favorable to unitholders than the terms of the Offer. In addition, our executive officers and directors may purchase or sell Units in the open market or in private transactions based on factors considered by each of them individually.

We and our affiliates also discuss from time to time with AB Holding, AB and their General Partner (which is our affiliate) and/or their respective subsidiaries’ management, directors, unitholders and other parties, AB Holding’s and AB’s and their respective subsidiaries’ performance, business, strategic direction, capital structure, prospects and management, as well as other ways of maximizing unitholder value, which may include extraordinary transactions. Such transactions could include the acquisition of additional entities, assets or businesses or the development of new products or product lines. We and our affiliates may participate in such transactions, including by providing financing to AB Holding, AB or their respective subsidiaries, acquiring additional interests in AB Holding, AB or their respective subsidiaries or investing additional assets in AB Holding, AB or their subsidiaries, including in AB’s seed program, or otherwise. See Section 10 – “Relationships, Agreements and Transactions with AB Holding.”

If some or all of your Units are purchased pursuant to the Offer, you will not, to the extent of your Units so purchased, have the opportunity to benefit from, or participate in any increase in the value of AB Holding resulting from, any potential transaction involving AB Holding.

Except for the foregoing and as otherwise disclosed in this Offer to Purchase, we and our affiliates (including Alpha Units Holdings, Inc. and Alpha Units Holdings II, Inc., which directly own units of limited partnership interest in AB, and the General Partner) do not currently have any plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving AB Holding or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of AB Holding or any of its subsidiaries;

•

any change in the present board of directors or management of AB Holding or AB or any plans or proposals to change the number or the term of directors of AB Holding or AB or to fill any existing vacancies on the applicable board of directors or to change any material term of the employment contract of any executive officer of AB Holding or AB;

•	any material change in AB Holding’s or AB’s present distribution policy or indebtedness or capitalization, or any other material change in AB Holding’s or AB’s corporate structure or business;

•	any class of AB Holding’s equity securities ceasing to be authorized to be listed on the NYSE;

•	any class of AB Holding’s equity securities being voluntarily deregistered under Section 12(g) of the Exchange Act;

•	the acquisition or disposition by any person of AB Holding’s or AB’s securities; or

•	any changes in the organizational documents of AB Holding or AB.

3.	Procedures for Tendering Units

Proper Tender. For a unitholder to make a proper tender of Units under the Offer:

(i)	the Depositary and Paying Agent must receive at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•

a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “- Book-Entry Transfer” below), and any other required documents; and

•

either Unit certificates representing the tendered Units or, in the case of tendered Units delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “- Book-Entry Transfer” below); or

(ii)	the tendering unitholder must, prior to the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Units, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s applicable deadline.

The valid tender of Units by you by one of the procedures described in this Section 3 - “Procedures for Tendering Units” will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

We urge unitholders who hold Units through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender Units through the brokers or banks and not directly to the Depositary and Paying Agent.

Book-Entry Transfer. For purposes of the Offer, the Depositary and Paying Agent will establish an account for the Units at The Depository Trust Company (the “book-entry transfer facility”) within five business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of Units by causing the book-entry transfer facility to transfer those Units into the Depositary and Paying Agent’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of Units may be effected through book-entry transfer into the Depositary and Paying Agent’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering unitholder must timely comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of Units into the Depositary and Paying Agent’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary and Paying Agent.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and Paying Agent and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering Units through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of Units, the Letter of Transmittal and all other required documents, including delivery through the book-entry transfer facility, is at the election and risk of the tendering unitholder. Units will be deemed delivered only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for Units tendered thereby if:

•	the “registered holder(s)” of those Units signs the Letter of Transmittal and has not completed the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those Units are tendered for the account of an “eligible institution.”

For purposes hereof, a “registered holder” of tendered Units will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those Units, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) the New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as we describe above, all signatures on any Letter of Transmittal for Units tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery. If you desire to tender Units in the Offer and your Unit certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary and Paying Agent prior to the Expiration Time, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary and Paying Agent, as provided below, prior to the Expiration Time; and

•

the Depositary and Paying Agent receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of one business day after the Expiration Time, either: (i) the certificates representing the Units being tendered, in the proper form for transfer, together with (a) a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon and (b) all other required documents; or (ii) confirmation of book-entry transfer of the Units into the Depositary and Paying Agent’s account at the book-entry transfer facility, together with (a) either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message, and (b) all other required documents.

Unitholders may contact the Information Agent or their broker for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.

A Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Procedures for AB Holding Unit Awards. We are not offering, as part of the Offer, to purchase AB Holding Unit Awards or any other equity awards that have not yet vested and become transferable prior to the Expiration Time, and tenders of such equity awards will not be accepted. If you hold unrestricted Units that have vested and become transferable to you prior to the Expiration Time, such unrestricted Units may be tendered in the Offer.

Return of Unpurchased Units. The Depositary and Paying Agent will return Unit certificates for unpurchased Units promptly after the expiration or termination of the Offer or the proper withdrawal of the Units, as applicable, or, in the case of Units tendered by book-entry transfer at the book-entry transfer facility, the Depositary and Paying Agent will credit the Units to the appropriate account maintained by the tendering unitholder at the book-entry transfer facility, in each case without expense to the unitholder.

Tendering Unitholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Units for such person’s own account unless, at the time of tender and at the Expiration Time, the person so tendering has a “net long position” in (i) Units that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Units for the purpose of tendering to us within the period specified in the Offer or (ii) other securities immediately convertible into, exercisable for or exchangeable into Units (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such Units by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Units so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Units made pursuant to any method of delivery set forth herein will constitute the tendering unitholder’s acceptance of the terms and conditions of the Offer, as well as the tendering unitholder’s representation and warranty to us that (i) such unitholder has a “net long position” in Units or Equivalent Securities at least equal to the Units being tendered within the meaning of Rule 14e-4 and (ii) such tender of Units complies with Rule 14e-4. Our acceptance for payment of Units tendered pursuant to the Offer will constitute a binding agreement between the tendering unitholder and us upon the terms and subject to the conditions of the Offer.

A tender of Units made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering unitholder has full power and authority to tender, sell, assign and transfer the Units tendered, and that, when the same are accepted for payment by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the Units, and the same will not be subject to any adverse claim or right. Any such tendering unitholder will, on request by the Depositary and Paying Agent or us, execute and deliver any additional documents deemed by the Depositary and Paying Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Units tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering unitholder and shall not be affected by, and shall survive, the death or incapacity of such tendering unitholder.

Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Units to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participant’s right to challenge our determination in a court of competent jurisdiction. We may delegate power in whole or in part to the Depositary and Paying Agent. We reserve the absolute right to reject any or all tenders we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We reserve the absolute right to reject any notices of withdrawal that we determine are not in proper form. We also reserve the absolute right, subject to the applicable law, to waive any conditions of the Offer with respect to all unitholders or any defect or irregularity in any tender or withdrawal with respect to any particular Units or any particular unitholder whether or not we waive similar defects or irregularities in the case of other unitholders. No tender or withdrawal of Units will be deemed to have been properly made until all defects or irregularities relating thereto have been cured by the tendering or withdrawing unitholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Units. Unless waived, any defects or irregularities in connection with tenders or withdrawals must be cured prior to the Expiration Time. None of us, the Depositary and Paying Agent, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any tender or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. By tendering Units to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions. We strongly encourage unitholders to submit completed tender materials as early as possible after you have properly considered the information in this Offer to Purchase, so that you will have as much time as possible prior the Expiration Time to correct any defects or irregularities in the materials you provide to us.

Backup Withholding. Under the U.S. backup withholding rules, a portion of the gross proceeds payable to a unitholder or other payee pursuant to the Offer must be withheld and remitted to the U.S. Treasury, unless the unitholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary and Paying Agent and certifies that such number is correct or an exemption otherwise applies under applicable Treasury Regulations. Therefore, except as provided below, each tendering unitholder that is a U.S. person (as defined in the Code) should complete and sign the Internal Revenue Service (“IRS”) Form W-9 included as part of the Letter of Transmittal and available on the IRS website so as to provide the information and certification necessary to avoid backup withholding. In order for a person that is not a U.S. person to qualify as a recipient exempt from backup withholding, such non-U.S. person must submit an IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8 appropriate to the particular non-U.S. person, signed under penalties of perjury, attesting to that unitholder’s exempt status. These forms can be obtained from the Depositary and Paying Agent or from the IRS at www.irs.gov.

Backup withholding is not an additional tax. The withheld amount may be refunded by the IRS or credited against the U.S. federal income tax liability of the person subject to backup withholding, provided the required information is timely furnished to the IRS.

ANY TENDERING UNITHOLDER OR OTHER PAYEE THAT FAILS TO COMPLETE FULLY AND SIGN THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL OR APPLICABLE IRS FORM W-8 MAY BE SUBJECT TO REQUIRED U.S. BACKUP WITHHOLDING ON A PORTION OF THE GROSS PROCEEDS PAID TO SUCH UNITHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

Lost Unit Certificates. If the Unit certificates which a registered holder wants to tender have been lost, destroyed or stolen, the unitholder should contact the Depositary and Paying Agent immediately at 866-737-9896 to obtain instructions as to the steps that must be taken in order to replace the certificates.

4.	Withdrawal Rights

Except as this Section 4 - “Withdrawal Rights” otherwise provides, tenders of Units are irrevocable. You may withdraw Units that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time for all Units. You may also withdraw your previously tendered Units at any time after 5:00 p.m., New York City time, on April 25, 2025, unless such Units have been accepted for payment as provided in the Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the Units to be withdrawn, the number of Units to be withdrawn and the name of the registered holder of the Units to be withdrawn, if different from the name of the person who tendered the Units.

If Unit certificates have been delivered or otherwise identified to the Depositary and Paying Agent, then, prior to the physical release of those Unit certificates, the serial numbers shown on those Unit certificates must be submitted to the Depositary and Paying Agent and, unless an eligible institution has tendered those Units, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a unitholder has used more than one Letter of Transmittal or has otherwise tendered Units in more than one group of Units, the unitholder may withdraw Units using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If Units have been delivered in accordance with the procedures for book-entry transfer described in Section 3 - “Procedures for Tendering Units,” any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Units and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tenders of Units may not be rescinded, and any Units properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer. Withdrawn Units may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3 - “Procedures for Tendering Units.”

We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all persons participating in the Offer, subject to such other participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Units by any unitholder, whether or not we waive similar defects or irregularities in the case of any other unitholder. We will not be, and none of the Dealer Manager, the Depositary and Paying Agent, the Information Agent or any other person will be, under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of Units, or are unable to purchase Units under the Offer as a result of a failure of a condition disclosed in Section 6 - “Conditions of the Offer,” then, without prejudice to our rights under the Offer, the Depositary and Paying Agent may, subject to applicable law, retain tendered Units on our behalf, and such Units may not be withdrawn except to the extent tendering unitholders are entitled to withdrawal rights as described in this Section 4 - “Withdrawal Rights.” Our reservation of the right to delay payment for Units which we have accepted for payment is limited by Rule 14e-1(c) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Units tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Units and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will:

•	Determine the aggregate Purchase Price to be paid for all Units properly tendered and accepted for purchase, subject to proration, in the manner described in Section 1; and

•

accept for payment and pay for (and thereby purchase) Units properly tendered. We intend to purchase up to 46,000,000 Units and may increase the number of Units accepted for payment in the Offer by no more than 2% of the outstanding Units without extending the Offer.

If more than 46,000,000 Units are properly tendered, upon the terms and subject to the conditions of the Offer, we will purchase an aggregate of 46,000,000 Units (or such greater amount as we may elect to purchase, subject to applicable law) from the tendering unitholders on a pro rata basis (with adjustments to avoid purchases of fractional Units) based upon the number of Units properly tendered by each tendering unitholder as of the Expiration Time. Units properly tendered, but not purchased pursuant to the Offer will be returned to the tendering unitholders at our expense promptly after the Offer expires.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all of the Units accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for Units properly tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary and Paying Agent of:

•	Unit certificates, or a timely book-entry confirmation of the deposit of Units into the Depositary and Paying Agent’s account at the book-entry transfer facility,

•	a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent’s message, and

•	any other required documents.

We will pay for Units purchased pursuant to the Offer by depositing the aggregate Purchase Price for the Units with the Depositary and Paying Agent, which will act as agent for tendering unitholders for the purpose of receiving payment from us and transmitting payment to the tendering unitholders.

In the event of proration, we will determine the proration factor and pay for those tendered Units accepted for payment promptly after the Expiration Time. However, because of the difficulty of determining the precise number of Units properly tendered, we expect that we will not be able to announce the final results of any proration or commence payment for any Units purchased pursuant to the Offer until at least two business days after the Expiration Time. Preliminary results of proration will be announced by press release on the business day following the Expiration Time. Holders of Units may obtain such preliminary information from the Information Agent at its telephone number on the back cover of this Offer to Purchase. Unit certificates tendered and not purchased, including all Units not purchased due to proration will be returned or, in the case of Units tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the Units, to the tendering unitholder at our expense promptly after the Expiration Time or termination of the Offer, in each case, in accordance with the procedure described in Section 14 - “Extension of the Offer; Termination; Amendment.”

Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Units pursuant to the Offer. See Section 6 - “Conditions of the Offer.”

6.	Conditions of the Offer

The Offer is not conditioned on the receipt of financing or any minimum number of Units being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Units tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Units tendered, subject to the applicable rules under the Exchange Act, if at any time prior to the Expiration Time any of the following events has occurred (or are reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are caused by our action or failure to act), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment of the Units:

•	any general suspension of trading in securities on any national securities exchange or in the over-the-counter market in the United States;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

the commencement on or after February 24, 2025 or material acceleration, escalation or worsening of (i) a war, armed hostilities, a national or international calamity, a nuclear, chemical, biological or cyber incident or attack or any other event with similar impact, including, but not limited to, an act of terrorism or any pandemic or outbreak of contagious disease, which in our reasonable judgment is or may be materially adverse to us, our affiliates, AB Holding or any of its subsidiaries;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect AB Holding’s business or the trading in the Units;

•

a decrease of more than 10% in the market price for the Units or in the Dow Jones Industrial Average, the Nasdaq Composite Index, Standard and Poor’s 500 Composite Index or the Standard and Poor’s 500 Financials Index measured from the close of trading on February 21, 2025, as measured based solely on the last reported closing price for any particular trading day;

•

we learn that any change or changes have occurred or are threatened in writing in AB Holding’s or its subsidiaries’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on AB Holding or any of its subsidiaries or the benefits of the Offer to us;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer, and of which we have been notified after the date of the Offer, shall not have been obtained on terms satisfactory to us in our reasonable discretion;

•

any action has been threatened in writing, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction has been threatened in writing, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our affiliates, or AB Holding or any of its subsidiaries, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could, directly or indirectly:

•

make it illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Units pursuant to the Offer or otherwise relates in any manner to the Offer;

•	make the acceptance for payment of, or payment for, some or all of the Units illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Units to be purchased pursuant to the Offer; or

•

materially and adversely affect AB Holding’s or its subsidiaries’ business, condition (financial or otherwise), properties, assets, income, operations or prospects or otherwise materially impair our ability to purchase some or all of the Units pursuant to the Offer;

•

a tender or exchange offer for any or all of the outstanding Units (other than this Offer), or any merger, acquisition, business combination or other similar transaction with or involving AB Holding or any of its subsidiaries, has been proposed, announced or made by any person or entity (including AB Holding or any of its subsidiaries) or has been publicly disclosed; or

•	the consummation of the Offer and the purchase of the Units pursuant to the Offer will cause the Units to be (i) delisted from the NYSE or (ii) eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time.

Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participant’s right to challenge such determination in a court of competent jurisdiction.

7.	Price Range of the Units; Distributions

Price Range of the Units. The Units are listed on the NYSE under the symbol “AB.”

The following table sets forth (i) the high and low reported closing prices per Unit on the NYSE for the period indicated and (ii) the per Unit quarterly distributions paid, or expected to be paid, to AB Holding’s unitholders in such periods.

	High	Low	Distribution made During Quarter
Fiscal 2023
First Quarter	$41.93	$33.49	$0.70
Second Quarter	36.78	31.48	0.66
Third Quarter	34.24	29.23	0.61
Fourth Quarter	32.75	26.08	0.65
Fiscal 2024
First Quarter	$34.75	$30.37	$0.77
Second Quarter	34.98	32.34	0.73
Third Quarter	35.39	31.87	0.71
Fourth Quarter	38.69	34.59	0.77
Fiscal 2025
First Quarter (through February 21, 2025)	$40.73	$35.00	$1.05	*

*	Expected to be paid on March 13, 2025, to holders of record of Units at the close of business on February 18, 2025.

As of December 31, 2024, there were 110,430,329 Units issued and outstanding. On February 21, 2025, the last full trading day before we commenced the Offer, the reported closing price of the Units listed on NYSE was $35.73 per Unit. Unitholders are urged to obtain a current market price for the Units before deciding whether to tender their Units.

Distributions. Under the terms of the AB Holding Partnership Agreement, AB Holding is required to distribute all of its Available Cash Flow (as defined in the AB Holding Partnership Agreement) to its unitholders (including the General Partner). Available Cash Flow typically is the adjusted diluted net income per unit for the quarter multiplied by the number of Units outstanding at the end of the quarter.

8.	Source and Amount of Funds

Assuming the maximum number of 46,000,000 Units are properly tendered in the Offer, the aggregate Purchase Price for the 46,000,000 Units to be purchased by us will be approximately $1.8 billion. We anticipate that we will pay for such Units tendered from our available cash and cash equivalents on hand and committed debt financing pursuant to a credit facility in an aggregate amount equal to $500 million as further described below.

Term Loan Agreement. In connection with the commencement of the Offer, we entered into the 364-Day Term Loan Credit Agreement (the “Term Loan Agreement”) with respect to a $500 million senior unsecured delayed-draw term loan (the “Term Loan”). The Term Loan may be used, along with available cash and cash equivalents, to fund the Offer and related fees and expenses. The Term Loan may be drawn at any time until April 24, 2025 and will mature 364 days from the date of funding, provided that we may elect not to incur all or a portion of such Term Loan to the extent it is unnecessary to fund the Offer.

The Term Loan is required to be repaid with the cash proceeds from the closing our previously announced reinsurance transaction with Reinsurance Group of America, which is expected to close in mid-2025. The Term Loan may be prepaid at any time without a fee (other than customary breakage costs relating to the prepayment of any drawn loans). Borrowings under the Term Loan Agreement will bear interest at a rate per annum, which will be, at our option, a rate equal to an applicable margin, which is subject to adjustment based on our credit ratings, plus an alternate base rate (equal to the greatest of the prime rate, the NYFRB rate plus 0.5% and one-month adjusted term SOFR) or adjusted term SOFR. The funding of the Term Loan is subject to the satisfaction of customary conditions for facilities of such type that are set forth therein.

Consummation of the Offer is not subject to any financing condition, but is subject to certain other conditions. See Section 6 - “Conditions of the Offer.”

9.	Certain Information About AB Holding

AB Holding is a Delaware limited partnership with principal executive offices located at 501 Commerce Street, Nashville, TN and its telephone number at such address is (615) 622-0000.

AB Holding is a holding company with its principal source of income and cash flow attributable to its investment in AB. AB provides diversified investment management, research and related services globally to a broad range of clients. Its principal services include: Institutional Services, Retail Services and Private Wealth Management Services. AB also provides distribution, shareholder servicing, transfer agency services and administrative services to the mutual funds it sponsors.

AB Holding announced its results of operations for its year ended December 31, 2024 prior to the commencement of the Offer. You should carefully consider such results prior to deciding whether to tender your Units.

Where You Can Find More Information. AB Holding files annual, quarterly and current reports and other information with the SEC. AB Holding’s SEC filings are available to the public on the SEC’s website at https://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and should not be considered to be a part of this Offer to Purchase.

Except as otherwise stated herein, the information concerning AB Holding contained in this Offer to Purchase has been taken from or is based on publicly available documents and records on file with the SEC and other publicly available information. We take no, and none of the Dealer Manager, the Information Agent or the Depositary and Paying Agent take any, responsibility for the accuracy or completeness of the information contained in such documents or records or for any failure by AB Holding to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are the unknown to us, the Depositary and the Information Agent.

10.	Relationships, Agreements and Transactions with AB Holding

The Partnership Agreements and Boards of Directors

Pursuant to each of the Amended and Restated Agreement of Limited Partnership, dated as of October 29, 1999, as amended by Amendment No. 1 to Amended and Restated Agreement of Limited Partnership, dated as of February 24, 2006, of AB Holding (the “AB Holding Partnership Agreement”) and Amended and Restated Agreement of Limited Partnership of AB, dated as of October 29, 1999, as amended by Amendment No. 1 to Amended and Restated Agreement of Limited Partnership, dated as of February 24, 2006 (the “AB Partnership Agreement” and, together with the AB Holding Partnership Agreement, the “Partnership Agreements”), as applicable, the General Partner, which is our wholly-owned subsidiary, is the general partner and manages and controls the activities of AB Holding and AB. The General Partner owns 0.1% of the general partnership units in AB Holding and a 1.0% general partnership interest in AB.

The General Partner makes all decisions relating to the management of AB and AB Holding.

The board of directors of the General Partner acts as the board of directors for both AB Holding and AB. Neither holders of units of limited partnership interests in AB nor unitholders of AB Holding have rights to manage or control AB and AB Holding, respectively, or to elect directors of the General Partner. Certain of our and our affiliates’ directors and executive officers serve on AB Holding’s board of directors, including Seth Bernstein, Jeffrey Hurd, Daniel Kaye, Joan-Lamm Tennant, Nick Lane, Mark Pearson and Charles Stonehill.

The General Partner does not receive any compensation from AB Holding or AB for services rendered to them as general partner. The General Partner holds a 1% general partnership interest in AB and 0.1% of the units of general partnership interest in AB Holding. Each general partnership unit in AB Holding is entitled to receive distributions equal to those received by each Unit. Similarly, the 1% general partnership interest in AB is entitled to receive distributions equal to those received by each unit of limited partnership interests of AB. In addition, each Partnership Agreement grants broad rights of indemnification to the General Partner and its directors, officers and affiliates.

The General Partner is entitled to reimbursement by AB for any expenses it incurs in carrying out its activities as general partner of AB Holding and AB, including compensation paid by the General Partner to its directors and officers (to the extent such persons are not compensated directly by AB). In addition, each Partnership Agreement grants broad rights of indemnification to the General Partner and its directors, officers and affiliates.

The Partnership Agreements expressly permit us and our affiliates to provide services to AB Holding and AB if the terms of the transaction are approved by the General Partner in good faith as being comparable to (or more favorable to each such partnership than) those that would prevail in a transaction with an unaffiliated party. This requirement is conclusively presumed to be satisfied as to any transaction or arrangement that (i) in the reasonable and good faith judgment of the General Partner, meets that unaffiliated party standard, or (ii) has been approved by a majority of those directors of the General Partner who are not also directors, officers or employees of an affiliate of the General Partner. Pursuant to such procedures, the General Partner approved the arrangements described below under “- Investment Management, Advisory and Other Services provided to us by AB Holding and its subsidiaries” and “- Services we provide to AB Holding and its subsidiaries.”

Investment Management, Advisory and Other Services provided to us by AB Holding and its subsidiaries

AB Holding and certain of its subsidiaries provide a range of services to us and our subsidiaries. We provide below a description of the significant transactions between us or our subsidiaries and AB or its subsidiaries during the prior two years:

•

AB provides investment management services and ancillary accounting, valuation, reporting, treasury and other services to the general and separate accounts of Equitable Financial and its insurance company subsidiaries. Compensation for such services received or accrued for by AB were $146 million and $134 million for the years ended December 31, 2024 and 2023, respectively.

•

AB serves as sub-adviser to certain of our sponsored open-end mutual funds, each of which is sponsored by a subsidiary of ours. Compensation for such services received or accrued for by AB were $24 million and $21 million for the years ended December 31, 2024 and 2023, respectively.

•	AB provides investment management services to us. Compensation for such services received or accrued for by AB was $11 million in each of the years ended December 31, 2024 and 2023.

Services we provide to AB Holding and its subsidiaries

We and certain of our subsidiaries regularly provide a range of services to AB Holding and its subsidiaries. These services include distribution of certain AB retail products, provision of private wealth management referrals, sales of shares of AB mutual funds under distribution service and educational support agreements and including AB Holding and its subsidiaries as insured under various insurance policies. Aggregate compensation for such services received or accrued for by us and our subsidiaries was $35 million and $47 million for the years ended December 31, 2024 and 2023, respectively.

Investments in AB and its subsidiaries

In mid-2021, our subsidiary, Equitable Financial Life Insurance Company, agreed to provide an initial $10 billion in permanent capital to build out AB’s private illiquid offerings, including private alternatives and private placements. Deployment of the initial $10 billion in permanent capital is now complete. In addition, during the second quarter of 2023, our insurance subsidiaries committed to provide an additional $10 billion in permanent capital, deployment of which is approximately 20% complete. Investments of permanent capital are for an indefinite duration and we may withdraw such commitments under certain conditions.

In addition, we regularly invest in AB’s seed program by providing capital to fund and develop new asset class offerings that AB markets to its clients.

Equitable Facility

AB has a $900 million committed, unsecured senior credit facility (“Equitable Facility”) with us. The Equitable Facility was amended and restated as of August 30, 2024, extending the maturity date to August 31, 2029. The Equitable Facility is available for AB’s general business purposes. Borrowings by AB under the Equitable Facility generally bear interest at a rate per annum based on prevailing overnight commercial paper rates.

The Equitable Facility contains affirmative, negative and financial covenants which are substantially similar to those in AB’s committed bank facilities. The Equitable Facility also includes customary events of default substantially similar to those in AB’s committed bank facilities, including provisions under which, upon the occurrence of an event of default, all outstanding loans may be accelerated and/or the lender’s commitment may be terminated.

Amounts under the Equitable Facility may be borrowed, repaid and re-borrowed by AB from time to time until the maturity of the facility. We or AB may reduce or terminate the commitment at any time without penalty upon proper notice. We may also may terminate the facility immediately upon a change of control of the General Partner. As of December 31, 2024 and 2023, AB had $710 million and $900 million outstanding under the Equitable Facility with interest rates of approximately 4.3% and 5.3%, respectively. Average daily borrowing on the Equitable Facility during 2024 and 2023 were approximately $494 million and $731 million, with weighted average interest rates of approximately 5.2% and 4.9%, respectively.

Equitable Uncommitted Facility

AB has a $300.0 million uncommitted, unsecured senior credit facility (“Equitable Uncommitted Facility”) with us. The Equitable Uncommitted Facility was amended and restated as of August 30, 2024, extending the maturity date to August 31, 2029. The Equitable Uncommitted Facility is available for AB’s general business purposes. Borrowings under the Equitable Uncommitted Facility generally bear interest at a rate per annum based on prevailing overnight commercial paper rates. The Equitable Uncommitted Facility contains affirmative, negative and financial covenants, which are substantially similar to those in the Equitable Facility. As of December 31, 2024 and 2023, AB had no amounts outstanding under the Equitable Uncommitted Facility. AB did not draw on the Equitable Uncommitted Facility during 2024. Average daily borrowings during 2023 were $3.6 million, with a weighted average interest rate of approximately 4.6%.

Awards of Equitable Securities

We granted equity awards for Equitable common stock, including restricted stock unit awards and performance share awards, to certain of AB’s executives for their membership on and service to Equitable’s Management Committee. These individuals may receive additional equity or cash compensation from us in the future related to such service. In February 2025, we granted such awards with a grant date fair value of $1,000,000 and $100,000 to Seth Bernstein and Onur Erzan, respectively. In 2024, we granted such awards with an aggregate grant date fair value of $1,000,046 and $100,026 to Seth Bernstein and Onur Erzan, respectively.

Transactions in AB Holding’s Securities

On December 19, 2024, we entered into an agreement providing for, and consummated, the sale by AB of 4,215,140 units of limited partnership interests in AB to us for a cash purchase price per unit of $35.59 (“Agreement for Purchase and Sale of Units”) for an aggregate price of approximately $150 million. Also, on December 19, 2024, AB entered into a Master Exchange Agreement (“Exchange Agreement”) providing for the issuance by AB of up to 10,000,000 units of limited partnership interests in AB to us and any of our wholly-owned subsidiaries in exchange for an equal number of Units owned by us and our subsidiaries. Such exchanges will occur from time to time over the next two years at such times and in such amounts as mutually agreed by us and AB. Each Unit so exchanged will be retired following such exchange. At the time the Exchange Agreement was entered into, we and our subsidiaries exchanged a total of 5,211,194 Units.

Except as set forth (including in Schedule A hereto), (i) to Equitable’s knowledge, none of the persons listed in Schedule A hereto has effected any transaction in Units or any other equity securities of AB Holding during the past 60 days; (ii) during the two years before the date of the Offer to Purchase, to Equitable’s knowledge there have been no transactions between the persons listed in Schedule A hereto, on the one hand, and Equitable on the other hand, that would require reporting under SEC rules and regulations; (iii) during the two years before the date of the Offer to Purchase, to Equitable’s knowledge after reasonable inquiry, there have been no material contacts, negotiations or transactions between any of the persons listed in Schedule A hereto, on the one hand, and Equitable or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

11.	Effects of the Offer on the Market for Units; Registration under the Exchange Act

Completion of the Offer in accordance with its terms and conditions is not expected to cause AB Holding to stop being listed on the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act.

The purchase of Units under the Offer will reduce the number of Units that will otherwise be traded publicly and may reduce the number of unitholders, which could result in reduced liquidity and trading volume of the Units and could result in an increase in price volatility. As a result, trading of a relatively small volume of the Units and limited liquidity after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer with an increase in price volatility. Unitholders may not be able to sell non-tendered Units in the future on the NYSE or otherwise, at a net price higher than the Purchase Price in the Offer. We can give no assurance as to the price at which a unitholder may be able to sell his or her Units in the future.

12.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to AB Holding’s business that might be adversely affected by our acquisition of Units as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of Units by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action where practicable, but we have no current intention to delay the purchase of Units tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Units if any of the conditions in Section 6 have occurred or are reasonably determined by us to have occurred or have not been waived. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Units tendered under the Offer pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to AB Holding’s business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Units tendered. See Section 6 - “Conditions of the Offer.”

13.	Certain Material U.S. Federal Income Tax Consequences of the Offer

The following summary describes certain material U.S. federal income tax consequences relevant to Holders (as defined below) of Units participating in this Offer. This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and any changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. This discussion deals only with Units held as capital assets of Holders for U.S. federal income tax purposes and does not address all tax consequences, including tax consequences that may be relevant to various specified categories of Holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, insurance companies, pass-through entities, tax-exempt organizations, certain former citizens or long-term residents of the United States, Holders who beneficially own (directly, indirectly or constructively under certain attribution rules) more than 5% all AB Holding’s outstanding Units, Holders who hold Units as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle, Holders who have transferred Units in a short sale, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, or Non-U.S. Holders (as defined below) that have an office or fixed place of business in the United States). In particular, different rules may apply to Units acquired as compensation (including Units acquired upon the exercise of employee stock options or otherwise as compensation). This discussion does not address any alternative minimum tax, or other federal tax consequences, such as federal estate and gift tax consequences, of participating in this Offer. This discussion also does not address state, local or non-U.S. tax consequences of participating in the Offer. This summary does not address any tax consequences to persons who are treated for U.S. federal income tax purposes as having contributed property to AB Holding in exchange for Units, and such persons should consult their tax advisers regarding the U.S. federal income tax considerations relating to the Offer, including, without limitation, under Section 707(a) of the Code. This summary assumes that AB Holding is and will remain a partnership for U.S. federal income tax purposes for the taxable year that includes each purchase of Units pursuant to the Offer. No ruling has been or will be sought from the IRS regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Holders of Units should consult their tax advisors as to the particular consequences to them of participation in the Offer, including potential tax consequences in jurisdictions where the holder is a citizen, resident or domiciliary.

As used herein, a “U.S. Holder” means a beneficial holder of Units that is for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States can exercise primary supervision of the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable regulations to be treated as a U.S. person.

As used herein, a “Non-U.S. Holder” is a beneficial owner of Units, other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. “Holder” includes U.S. Holders and Non-U.S. Holders.

If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) beneficially owns Units, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Holders that are partnerships, and partners in such partnerships, should consult their own tax advisors.

Disposition of Units Pursuant to the Offer

U.S. Holders. A U.S. Holder generally will recognize gain or loss from the disposition of the Units for cash. Such gain or loss will be equal to the difference between the amount realized with respect to Units tendered (determined before the deduction of any applicable withholding taxes, as described in Section 3 - “Procedures for Tendering Units” with respect to the application of U.S. backup withholding) and such U.S. Holder’s adjusted tax basis in the Units exchanged therefor.

The amount realized will be measured by the portion of the cash treated as received pursuant to such sale, plus the amount of the reduction in such U.S. Holder’s share of AB Holding’s liabilities, if any, attributable to the tendered Units sold. In general, a U.S. Holder’s adjusted tax basis in its Units for purposes of determining gain or loss pursuant to the Offer will be calculated by first determining the sum of (i) the amount of cash paid by the U.S. Holder for its Units and (ii) such U.S. Holder’s share of AB Holding’s liabilities (as determined for U.S. federal income tax purposes), if any, at the time of purchase of the Units. That initial basis amount is then generally adjusted as follows: (a) the basis is increased by the U.S. Holder’s share of AB Holding’s income and gain and by increases in the U.S. Holder’s share of AB Holding’s liabilities (as determined for U.S. federal income tax purposes) and (b) the basis is decreased, but not below zero, by distributions from AB Holding to the U.S. Holder, by the U.S. Holder’s share of AB Holding’s deductions and losses, and by any decrease in the U.S. Holder’s share of AB Holding’s liabilities (as determined for U.S. federal income tax purposes). Other special rules may also affect the adjusted basis in a Unit, such as rules applicable to the deductibility of business interest.

Each U.S. Holder is urged to consult its tax adviser regarding the calculation of its adjusted basis in its Units tendered for purposes of determining gain or loss upon the receipt of any cash payment pursuant to the Offer (or any deemed cash payment in respect of liabilities) in light of such U.S. Holder’s particular circumstances.

Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period of the Units exceeds one year as of the date of the sale. Long-term capital gains of non-corporate U.S. Holders are taxed at preferential rates. Capital losses are subject to limitations on their use. Each U.S. Holder who acquired the Units at different times and intends to tender in the Offer all or a portion of the Units within a year of the most recent purchase should consult its own tax adviser regarding the application of certain “split holding period” rules to such sale of Units and the treatment of any gain or loss as long-term or short-term capital gain or loss.

Other special U.S. federal income tax rules could affect the consequences to a U.S. Holder of participating in the Offer. For example, certain gain attributable to “unrealized receivables” or “inventory items”, if any, could be characterized as ordinary income rather than capital gain. If AB Holding were to hold debt acquired at a market discount, accrued market discount on such debt would be treated as “unrealized receivables.” The term “unrealized receivables” also includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the sale of a Unit and may be recognized even if there is a net taxable loss realized on the sale of a Unit.

U.S. Holders are urged to consult their own tax advisers regarding these and any other special rules that could affect the consequences of participating in the Offer.

An additional 3.8% Medicare surtax will be imposed on certain US individuals, estates and trusts on the lesser of (i) the excess of such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) over certain threshold amounts and (ii) such U.S. Holders’ “net investment income” (or “undistributed net investment income” in the case of estates and trusts). Net investment income may include all or a portion of any gain realized from a sale of the Units pursuant to the Offer. U.S. Holders should consult their tax advisers regarding the applicability and calculation of this 3.8% Medicare tax to any gain recognized by them pursuant to the Offer.

U.S. Holders should consult their tax advisers as to the U.S. federal income tax consequences and any other applicable federal, state, local and non-U.S. tax consequences of this Offer and also should see Section 3 – “Procedures for Tendering Units” for a discussion of the application of U.S. backup withholding.

Non-U.S. Holders. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized pursuant to the sale of its Units in the Offer, unless:

•

the gain is considered effectively connected with the conduct of a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty applies, is attributable to a U.S. permanent establishment), or

•	the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition of Units.

Based on AB Holding’s organizational structure, as well as the nature of its current and expected income and assets, we believe that AB Holding is considered to be engaged in a U.S. trade or business, as defined in the Code. Accordingly, any gain realized from the sale of Units by a Non-U.S. Holder generally is expected to be treated as effectively connected with a U.S. trade or business (“ECI”) and subject to U.S. federal income tax to the extent that the Non-U.S. Holder would have had effectively connected gain or loss on a hypothetical sale by the partnership of all of its assets at fair market value as of the date of the sale of the Unit. In determining the amount of gain realized, the rules governing the treatment of U.S. Holders (as described above under “—U.S. Holders”) would also apply. The amount of gain treated as ECI generally would be taxable at the regular graduated U.S. federal income tax rates, subject to the discussion below of the potential application of a 10% U.S. federal withholding tax. A corporate Non-U.S. Holder might also be subject to branch profits tax at the rate of 30%, or at a lower income tax treaty rate, if applicable.

The amount realized from the sale of a Unit by a Non-U.S. Holder is generally subject to a 10% U.S. federal withholding tax unless an exception to withholding applies. A transferee is not required to withhold this 10% U.S. federal withholding tax if it relies on a certification issued by the transferor of the Unit or by AB Holding establishing that such an exception applies. U.S. Treasury Regulations provide guidance on the application of these rules for transfers of certain publicly traded partnership interests, including transfers of Units in AB Holding. Because we believe a Non-U.S. Holder’s gain is expected to be ECI, we do not expect any exception from withholding to apply.

The application of the foregoing rules to tendering Non-U.S. Holders is complex and subject to uncertainty. Tendering Non-U.S. Holders should consult their tax advisers regarding the application of the foregoing rules to them in light of their particular circumstances.

A Non-U.S. Holder that is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition of Units pursuant to the Offer generally will also be subject to a tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the Non-U.S. Holder’s net gain realized, which may be offset by U.S. source capital losses of the Non-U.S. Holder, if any.

Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences and any other applicable federal, state, local and non-U.S. tax consequences of the Offer and also should see Section 3 - “Procedures for Tendering Units” for a discussion of the application of U.S. backup withholding.

Allocations in Year of Sale

A Holder that sells Units in the Offer generally will be allocated the Holder’s pro rata share of the annual taxable income and losses from AB Holding with respect to the Units sold for the period through the end of the month which includes the date of sale. Such allocations and any distributions prior to the sale would affect a Holder’s adjusted tax basis in the tendered Units and, therefore, the amount of gain or loss realized on the sale of the Units.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS. NON-U.S. HOLDERS SHOULD ALSO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES UNIQUE TO HOLDERS WHO ARE NOT U.S. PERSONS.

14.	Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time prior to the Expiration Time and from time to time, and regardless of whether or not any of the events set forth in Section 6 - “Conditions of the Offer” shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Units by giving oral or written notice of such extension to the Depositary and Paying Agent and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, if any of the conditions set forth in Section 6 - “Conditions of the Offer” has occurred or is deemed by us to have occurred, to terminate the Offer and reject for payment and not pay for any Units not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Units by giving oral or written notice of such termination or postponement to the Depositary and Paying Agent and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Units which we have accepted for payment is limited by Rule 14e-1(c) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Units tendered promptly after termination or withdrawal of a tender offer.

If we extend the Offer, we are delayed in accepting for payment or paying for Units, or we are unable to accept for payment or pay for Units pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary and Paying Agent may, on our behalf, retain all Units tendered. Such tendered Units may not be withdrawn except as provided in Section 4 - “Withdrawal Rights” of this Offer to Purchase. Our reservation of the right to delay acceptance for payment of or payment for Units is subject to Exchange Act Rule 14e-1(c), which requires that we pay the consideration offered or return the Units deposited by or on behalf of unitholders promptly after the termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 - “Conditions of the Offer” shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the Purchase Price offered in the Offer to holders of Units or by decreasing or increasing the number of Units being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to unitholders in a manner reasonably designed to inform unitholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by the rules promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i)(a) we increase or decrease the Purchase Price, (b) decrease the number of Units being sought in the Offer, or (c) increase the number of Units being sought in the Offer and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to unitholders in the manner specified in this Section 14 - “Extension of the Offer; Termination; Amendment,” the Offer will be extended until the expiration of such period of ten business days.

If, prior to the Expiration Time, we increase the consideration being paid for Units, such increased consideration will be paid to all unitholders whose Units are purchased in the Offer, whether or not such Units were tendered before the announcement of such increase in consideration.

If we increase the number of Units purchased in the Offer such that the additional number of Units accepted for payment in the Offer does not exceed 2% of the outstanding Units, this will not be deemed a material change to the terms of the Offer and we will not be required to extend the Offer. See Section 1 - “Terms of the Offer.”

15.	Certain Information Concerning Equitable

Overview

We are one of America’s leading financial services companies and have helped clients prepare for their financial future with confidence since 1859. We have three primary business lines — retirement, asset management and affiliated distribution  —  that we run through our complementary and well-established principal franchises, Equitable, AllianceBernstein and Equitable Advisors. We manage more than $1.0 trillion of Assets under Management/Administration across these franchises, providing following at each franchise:

•	Equitable—Retirement and protection strategies to individuals, families and small businesses across the country;

•	AllianceBernstein—Diversified investment services to institutional investors, individuals, and private wealth clients worldwide; and

•	Equitable Advisors—Financial planning, wealth management, retirement planning, protection and risk management services to clients across the country.

Within our three business lines, we have six segments: Individual Retirement, Group Retirement, Asset Management, Protection Solutions, Wealth Management, and Legacy. We continue to maintain market-leading positions in Individual Retirement, Group Retirement, Asset Management, and Protection Solutions while our Wealth Management segment continues to grow in prominence.

We distribute our products through a premier affiliated and third-party distribution platform, consisting of:

Affiliated Distribution:

•	Our affiliated retail sales force, Equitable Advisors, which has approximately 4,600 licensed financial professionals who advise on retirement, protection and investment advisory solutions; and

•	More than 200 Bernstein Financial Advisors, who are responsible for the sale of investment products and solutions to Private Wealth clients.

Third-Party Distribution:

•

Distribution agreements with banks, broker dealers, insurance carriers, brokerage general agencies, independent marketing organizations and wires giving us access to more than 150,000 financial professionals to market our retirement, protection and investment solutions; and

•	An AB global distribution team of more than 500 professionals, who engage with more than 4,800 retail distribution partners and more than 700 institutional clients.

We aim to be a trusted service provider to our clients by providing advice, products and services that help them navigate complex financial decisions. Our financial strength and the quality of our people, their ingenuity and the service they provide help us build relationships of trust with our clients.

Our Organizational Structure

We are a holding company that operates our business through a number of direct and indirect subsidiaries. The following organizational chart presents the ownership of our principal subsidiaries as of December 31, 2024.

Segment Information

We are organized into six segments: Individual Retirement, Group Retirement, Asset Management, Protection Solutions, Wealth Management and Legacy.

•

Individual Retirement — We are a leading provider of variable annuity products, which primarily meet the needs of individuals saving for retirement or seeking retirement income by allowing them to invest in various markets through underlying investment options.

•

Group Retirement — We offer tax-deferred investment and retirement services or products to plans sponsored by educational entities, municipalities and not-for-profit entities, as well as small and medium-sized businesses.

•	Asset Management — We are a leading provider of diversified investment management and related services to a broad range of clients globally.

•	Protection Solutions — We focus our life insurance products on attractive protection segments such as VUL and COLI insurance and our employee benefits business on small and medium-sized businesses.

•

Wealth Management — We are an emerging leader in the wealth management space with a differentiated advice value proposition, that offers discretionary and non-discretionary investment advisory accounts, financial planning and advice, insurance, and annuity products.

•	Legacy — This segment primarily consists of the capital intensive fixed-rate GMxB business written in the Individual Retirement market prior to 2011.

Other

Equitable is a Delaware corporation. Our principal executive offices are located at 1345 Avenue of the Americas, New York, New York 10105, and our telephone number is (212) 554-1234.

Except as set forth in this Offer to Purchase, to Equitable’s knowledge, none of the persons listed on Schedule A attached hereto, have been, during the past five years: (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (ii) a party to any judicial or administrative proceeding (except formatters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

As of the date of this Offer to Purchase, we do not own any Units, however, we and our subsidiaries had an approximate 61.9% interest in AB through our ownership of both general partnership interests in AB and AB Holding and limited partnership interests in AB. Assuming the maximum number of 46,000,000 Units are properly tendered and are purchased by us in the Offer, we will beneficially own approximately 41.7% of the outstanding Units and will have an approximate 77.5% economic interest in AB.

16.	Fees and Expenses

We have retained Barclays Capital Inc. to act as the Dealer Manager in connection with the Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Manager will receive reasonable and customary fees for these services. We will also reimburse the Dealer Manager for certain of their reasonable and documented out-of-pocket expenses incurred in connection with the Offer and indemnify the Dealer Manager against liabilities in connection with the Offer.

The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us and to our affiliates, and have received, or we expect will receive, customary compensation from us or these other persons or entities. In particular, Barclays Bank PLC, an affiliate of Barclays Capital Inc., serves as Sole Lead Arranger and Bookrunner under the Term Loan.

In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for its own accounts and for those of their customers, in our securities. The Dealer Manager may from time to time hold Units in its proprietary accounts, and, to the extent it owns Units in these accounts at the time of the Offer, the Dealer Manager may tender the Units pursuant to the Offer.

We have retained Computershare Trust Company, N.A. to act as the Depositary and Paying Agent and D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. Each of the Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Units by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Units.

We will not pay any fees or commissions to any other broker, dealer, commercial bank, trust company or any other person (other than the Dealer Manager, the Information Agent and the Depositary and Paying Agent) for soliciting tenders of Units pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Other than the Dealer Manager, no broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary and Paying Agent for purposes of the Offer.

17.	Miscellaneous

We have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. AB Holding’s position is expected to be set forth in a Schedule 14D-9 to be filed with the SEC within ten business days from the date the Offer is commenced. The Schedule TO and the Schedule 14D-9, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 - “Information About AB Holding” with respect to information concerning AB Holding.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Units pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Units in such jurisdiction. In making the Offer, Equitable will comply with the requirements of Rule 14d-10 under Exchange Act.

You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your Units in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Dealer Manager, the Information Agent or the Depositary and Paying Agent.

February 24, 2025

SCHEDULE A

Executive Officers and Directors of Equitable

The following table sets forth, with respect to each executive officer and director of Equitable, such person’s (i) name, (ii) present principal occupation or employment and the name and principal business of any corporation or other organization in which such employment or occupation is conducted and (iii) material occupations, positions, offices or employment during at least the last five years, giving the starting and ending dates of each and the name and principal business of any corporation or other organization in which such occupation, position, office or employment was carried on.

Each such executive officer and/or director: (a) is a citizen of the United States of America and (b) has a principal business address of 1345 Avenue of the Americas, New York, New York, 10105, where the business phone number is (212) 554-1234.

Name	Present Principal Occupation or Employment; Material Occupations, Positions, Offices or Employment During the Past Five Years

Executive Officers

Mark Pearson	President and Chief Executive Officer, Equitable Holdings, Inc. (2011 - Present);

Director, Equitable Holdings, Inc. (2011 - Present);

CEO and Director, Equitable Financial Life Insurance Company and Equitable Financial Life Insurance Company of America (2011 - Present);

Director, AllianceBernstein Corporation, AB Holding and AB (2011 - Present).

Seth Bernstein	Head of Asset Management, Equitable Holdings, Inc. (May 2024- Present);

President and Chief Executive Officer, AllianceBernstein Corporation, AB Holding and AB (2017 - Present);

Director, AllianceBernstein Corporation, AB Holding and AB (May 2017- Present).

José Ramón González	Chief Legal Officer and Secretary, Equitable Holdings, Inc. (March 2021 - Present);

Executive Vice President and General Counsel, CNA Financial Corporation (2019 - March 2021), a U.S. commercial property and casualty insurance company.

Jeffrey J. Hurd	Chief Operating Officer, Equitable Holdings, Inc. (2018 - Present);

Director, AllianceBernstein Corporation, AB Holding and AB (March 2019 - Present).

Nick Lane	Head of Retirement, Wealth Management & Protection Solutions, Equitable Holdings, Inc. (May 2019 - Present);

President, Equitable Financial Life Insurance Company (February 2019 - Present);

Director, AllianceBernstein Corporation, AB Holding and AB (March - Present).

Robin M. Raju	Chief Financial Officer, Equitable Holdings, Inc. (April 2021 - Present);

Head of Individual Retirement, Equitable Holdings, Inc. (March 2020 - April 2021);

Treasurer and Business Chief Financial Officer for Life, Retirement and Wealth Management, Equitable Holdings, Inc. (May 2017 - March 2020).

Directors

Mark Pearson	See above

Joan Lamm-Tennant	Independent Director (January 2020 - Present) and Independent Chair (October 2021 - Present), Equitable Holdings, Inc.;

Independent Director (January 2020 - Present) and Independent Chair (October 2021 - Present), Equitable Financial Life Insurance Company and Equitable Financial Life Insurance Company of America;

Independent Director and Chair, AllianceBernstein Corporation, AB Holding and AB (October 2021 - Present);

Director, Ambac Financial Group, Inc. (2018 - Present), a specialty property and casualty insurance company;

Director, Element Fleet Financial Corp. (2014 - Present), an automotive fleet management company;

Founder and CEO, Blue Marble Microinsurance (2015 - May 2020), a collaborative venture promoting the use of parametric insurance solutions for remote and low-income communities.

Douglas Dachille	Independent Director, Equitable Holdings Inc. (January 2025 - Present);

Chief Investment Officer, American International Group Inc. (2015 - June 2021), a global insurance organization providing property casualty insurance and other financial services;

Co-Founder and CEO, First Principles Capital Management (2003 - 2021), an investment management firm with expertise across the global fixed income securities and derivatives markets;

Director, PNC Financial Services Group, Inc. (February 2024 - Present), a diversified financial services institution;

Director, BridgeBio Pharma, Inc. (2021 - Present), a biopharmaceutical company.

Francis A. Hondal	Independent Director, Equitable Holdings, Inc. (September 2020 - Present);

Independent Director, Equitable Financial Life Insurance Company (2020 - Present) and Equitable Financial Life Insurance Company of America (2020 - Present);

Executive Advisor and Member of the Management Committee, Mastercard Inc. (2018 - December 2022), a financial services company that processes electronic payments;

President, Loyalty and Engagement, Mastercard Inc. (2018 - March 2022), a financial services company that processes electronic payments;

Director, Bath & Body Works, Inc. (March 2021 - Present), a personal care and home fragrance company.

Arlene Isaacs-Lowe	Independent Director, Equitable Holdings, Inc. (July 2022 - Present);

Independent Director, Equitable Financial Life Insurance Company (2022 - Present) and Equitable Financial Life Insurance Company of America (2022 - Present);

Special Advisor to the Executive Leadership Team, Moody’s Inc. (2021 - 2022), a business and financial services company providing credit ratings, research and data;

Global Head of Corporate and Social Responsibility and President, The Moody’s Foundation (2017 - June 2021), a foundation that provides grants to educational and economic development organizations;

Director, Xenia Hotels & Resorts, Inc. (March 2022 - Present), a real estate investment trust that invests in luxury and upscale hotels;

Director, Compass Group PLC (November 2021 - Present), a foodservice and support services company.

Daniel G. Kaye	Independent Director, Equitable Holdings, Inc. (May 2018 - Present);

Independent Director, Equitable Financial Life Insurance Company (2015 - Present) and Equitable Financial Life Insurance Company of America (2015 - Present);

Independent Director, AllianceBernstein Corporation, AB Holding and AB (2017 - Present);

Director, CME Group, Inc. (2019 - Present), a financial services company that operates financial derivatives exchanges.

Craig MacKay	Independent Director, Equitable Holdings, Inc. (June 2022 - Present);

Independent Director, Equitable Financial Life Insurance Company (2022- Present) and Equitable Financial Life Insurance Company of America (2022 - Present);

Interim President & CEO, Carver Bancorp, Inc. (October 2023 - October 2024), a holding company that provides consumer and commercial banking services through Carver Federal Savings Bank;

Senior Advisor, England & Company LLC (July 2022 - Present), an investment bank providing strategic advice on mergers and acquisitions, recapitalizations and restructurings and capital markets transactions;

Partner, England & Company LLC (2012 - July 2022), an investment bank providing strategic advice on mergers and acquisitions, recapitalizations and restructurings and capital markets transactions;

Independent Trustee, the Pioneer Funds (March 2021 - Present), a group of mutual funds focused on ESG components and managed by Amundi Asset Management.

Betram L. Scott	Independent Director, Equitable Holdings, Inc. (March 2019 - Present);

Independent Director, Equitable Financial Life Insurance Company (2012 - 2018, 2019 - Present) and Equitable Financial Life Insurance Company of America (2019 - Present);

Lead Director, Becton, Dickinson and Company (2002 - Present), a global medical technology company;

Director, Lowe’s Companies, Inc. (November 2015 - Present), a home improvement retail company;

Director, Dollar Tree, Inc. (April 2022 - Present), an operator of discount variety stores in North America.

George Stansfield	Independent Director, Equitable Holdings, Inc. (2017 - Present);

Independent Director, Equitable Financial Life Insurance Company (2017 - Present) and Equitable Financial Life Insurance Company of America (2017 - Present);

Deputy Chief Executive Officer (Directeur Général Adjoint) (2017 - Present) and General Secretary (2016 - Present), AXA S.A., a multinational corporation providing insurance, investment management and other financial services.

Charles G.T. Stonehill	Independent Director, Equitable Holdings Inc. (April 2018 - Present);

Independent Director, Equitable Financial Life Insurance Company (2017 - Present) and Equitable Financial Life Insurance Company of America (2017 - 2018, 2019 - Present);

Independent Director, AllianceBernstein Corporation, AB Holding and AB (2019 - Present);

Founding Partner, Green & Blue Advisors LLC (2011 - Present), a consultancy firm specializing in advising companies and governments in the alternative and renewable energy space;

Member of the Supervisory Board, Deutsche Börse AG (2019 - Present), a multinational corporation providing a marketplace for organizing the trading of shares and other securities.

There have been no transactions in Units effected by our officers and directors within the past 60 days.

The Letter of Transmittal, Unit certificates and any other required documents should be sent or delivered by each unitholder of AB Holding or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary and Paying Agent as follows:

The Depositary and Paying Agent for the Offer is:

By Mail:	By Express Mail or Overnight Courier:
Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions COY ABRN P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions COY ABRN 150 Royall Street, Suite V Canton, Massachusetts 02021

Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary and Paying Agent.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

Barclays Capital Inc.

745 Seventh Avenue, 5th Floor

New York, New York 10019

Banks and Brokers Call: (212) 528-7581

All others call Toll-Free: (800) 438-3242

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Attn: Corporate Actions

Banks and Brokers Call: (212) 269-5550

All others call Toll-Free: (800) 848-3402

Email: AB@dfking.com